EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contacts:	-or-
Jeff Young		Sandra Smith
Media Relations		Investor Relations
617-444-3913		617-444-2804
jyoung@akamai.com		ssmith@akamai.com

AKAMAI ELECTS JILL A. GREENTHAL, EXPERIENCED ADVISOR TO MEDIA,

TECHNOLOGY AND TELECOMMUNICATIONS COMPANIES, TO ITS BOARD OF

DIRECTORS

CAMBRIDGE, MA – October 10, 2007 – Akamai Technologies, Inc. (NASDAQ: AKAM), the leading global service provider for accelerating content and applications online, today announced the election of Jill A. Greenthal, a Senior Advisor in Private Equity at the Blackstone Group. Ms Greenthal, a former investment banker with over 20 years experience representing many of the world’s leading media, technology and telecommunications companies, will fill a vacancy on Akamai’s Board of Directors.

“It is an honor to welcome Jill Greenthal to our Board of Directors,” said Paul Sagan, president and CEO of Akamai. “Jill has a deep understanding of the media, Internet technology and telecommunications industries and we will benefit from her knowledge of the rapid changes rippling through these industries as we continue to expand the breadth of our offerings.”

Ms. Greenthal said, “Akamai has dramatically transformed how many industries are leveraging the Internet to expand their businesses. In addition to providing technology for the reliable and scalable delivery of rich media, Akamai is helping its customers create entirely new business models for monetizing their digital assets. I am looking forward to the opportunity to contribute to such a dynamic company.”

Before joining Blackstone in 2003, Ms. Greenthal was co-head of the Global Media Group, co-head of the Boston Office and a member of the Executive Board of Investment Banking at Credit Suisse First Boston. She was also co-head of the Boston office of Donaldson, Lufkin and Jenrette, before its acquisition by CSFB. Prior to joining DLJ, Ms. Greenthal was head of the Media Group at Lehman Brothers.

Ms. Greenthal is also a member of the board of directors of Freedom Communications, Martha Stewart Living Omnimedia, Orbitz Worldwide, and Universal Orlando.

About Akamai

Akamai® is the leading global service provider for accelerating content and applications online. Thousands of organizations have formed trusted relationships with Akamai, improving their revenue and reducing costs by maximizing the performance of their online businesses.

Leveraging the Akamai EdgePlatform, these organizations gain business advantage today, and have the foundation for the emerging Web solutions of tomorrow. Akamai is “The Trusted Choice for Online Business.” For more information, visit www.akamai.com.

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